Exhibit 99.1

APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer
For Immediate Release

CONTACT :	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FTI Consulting, Inc
Investor Contact: Matt Steinberg
(212) 850-5600

MILLER INDUSTRIES REPORTS 2013 FOURTH QUARTER AND YEAR END RESULTS AND INCREASES REGULAR QUARTERLY DIVIDEND

CHATTANOOGA, Tennessee, March 5, 2014 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the fourth quarter and year ended December 31, 2013.

For the fourth quarter of 2013, net sales were $108.3 million, an increase of 31.4% compared to $82.4 million for the fourth quarter of 2012. Net income attributable to the Company in the fourth quarter of 2013 was $2.4 million, or $0.21 per diluted share, an increase of 41.9%, compared to net income in the prior year period of $1.7 million, or $0.15 per diluted share.

Gross profit for the fourth quarter of 2013 was $11.2 million, or 10.4% of net sales, compared to $9.4 million, or 11.4% of net sales, for the fourth quarter of 2012. For the fourth quarter of 2013, selling, general and administrative expenses were $7.7 million, or 7.1% of net sales, compared to $6.6 million, or 8.0% of net sales, in the prior year period.

Other income related to foreign currency transactions was a net gain of $103,000 in the fourth quarter of 2013 compared to a net gain of $15,000 in the fourth quarter of 2012.

For the full year ended December 31, 2013, net sales were $404.2 million, an increase of 17.9% compared to $342.7 million in the prior year period. The Company reported net income of $9.2 million, or $0.82 per diluted share, for the 2013 full year period, compared to net income for the 2012 full year period of $9.1 million, or $0.82 per diluted share. The full year of 2012 included income tax benefits of approximately $1.4 million, or $0.12 per diluted share, from production activity deductions and research and development and other tax credits.

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RESULTS AND INCREASES REGULAR QUARTERLY DIVIDEND

The financial results for 2013 include losses before income taxes that are directly attributable to the Delavan joint venture of approximately $1.3 million. The Company also generated additional indirect losses associated with the Greeneville, Tennessee facility in connection with its manufacturing and supply agreement for the joint venture. Following a review and evaluation of operations related to the Delavan joint venture, the Company made the decision to consider strategic alternatives with regard to the venture. On February 28, 2014, the Company entered into an agreement to sell its interest in the Delavan joint venture to its joint venture partner, which is expected to close on March 31, 2014. Our Greeneville facility will cease the manufacturing of Delavan products by the end of the first quarter of 2014 as it winds down Delavan production. The Company expects additional losses of approximately $0.5 million related to the Delavan joint venture in the first quarter of 2014.

The Company also announced that its Board of Directors has increased its quarterly cash dividend from $0.14 to $0.15 per share, payable on March 24, 2014, to shareholders of record at the close of business on March 17, 2014.

Jeffrey I. Badgley, Co-CEO of the Company, stated, “We ended 2013 on a positive note as we achieved strong revenue growth driven by an improving commercial market environment. Consumer sentiment has been encouraging highlighted by our growing order flow, and we were able to deliver on these orders more quickly and efficiently by our decision to ramp up our production levels earlier in the year. While this resulted in higher operational costs, we were able to grow our profitability by lowering our SG&A expense as a percentage of sales compared to the year ago period.”

Mr. Badgley added, “We continued to enhance our international market presence by taking advantage of order opportunities, particularly in Europe. Our order with a prime contractor to provide towing and recovery equipment to the French military continued during the quarter, and we worked on other more modestly-sized orders in Europe and in other areas of the world. We remain committed to growing our global market position, and with many of our orders across various international regions being long-term in nature, we believe our initiatives have the potential to deliver on our growth objectives.”

Mr. Badgley also noted, “With regards to the Delavan joint venture, we decided to sell our interest to our joint venture partner in an effort to minimize future losses. Although we incurred losses in 2013 from the joint venture that will extend into the first quarter of 2014, it did not and will not have a material impact on the core business of the Company.”

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Mr. Badgley concluded, “We generated excellent growth in 2013, reflecting the outstanding dedication and performance of our employees and management teams. Looking ahead, we believe the Company is operating from a position of financial strength and will benefit from a more normalized operating environment, which is underscored by healthy order levels and improving customer sentiment. Our solid balance sheet and strong cash flow levels allow us to remain aggressive by investing in our business and pursuing market opportunities. We are poised to continue our momentum into 2014 and I’m excited regarding our future prospects.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, March 6, 2014, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=98270

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through March 14, 2014. The replay number is (877) 344-7529, Passcode 10041933.

Miller Industries is The World’s Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

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Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: the cyclical nature of our industry and changes in consumer confidence; economic and market conditions; our customer’s access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulation; foreign currency fluctuation; competitors could impede our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; problems hiring or retaining skilled labor; the effects of new regulation relating to conflict minerals; the catastrophic loss of one or our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, including those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2013, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31			December 31
			%			%
	2013	2012	Change	2013	2012	Change
NET SALES	$ 108,278	$ 82,403	31.4%	$ 404,170	$ 342,663	17.9%

COSTS OF OPERATIONS	97,034	73,010	32.9%	361,734	302,606	19.5%

GROSS PROFIT	11,244	9,393	19.7%	42,436	40,057	5.9%

OPERATING EXPENSES:

Selling, General and Administrative Expenses	7,655	6,620	15.6%	28,323	27,507	3.0%

Interest Expense, Net	116	89	30.3%	369	712	-48.2%

Other (Income) Expense	(103)	(15)	586.7%	(119)	(815)	-85.4%

Total Operating Expenses	7,668	6,694	14.6%	28,573	27,404	4.3%

INCOME BEFORE INCOME TAXES	3,576	2,699	32.5%	13,863	12,653	9.6%

INCOME TAX PROVISION	1,408	1,023	37.6%	5,175	3,531	46.6%

NET INCOME	2,168	1,676	29.4%	8,688	9,122	-4.8%

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	211	--	N/A	542	--	N/A

NET INCOME ATTRIBUTABLE TO MILLER INDUSTRIES, INC.	$ 2,379	$ 1,676	41.9%	$ 9,230	$ 9,122	1.2%

BASIC INCOME PER COMMON SHARE	$ 0.21	$ 0.15	40.0%	$ 0.82	$ 0.82	0.0%

DILUTED INCOME PER COMMON SHARE	$ 0.21	$ 0.15	40.0%	$ 0.82	$ 0.82	0.0%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$ 0.14	$ 0.13	7.7%	$ 0.56	$ 0.52	7.7%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,257	11,112	1.3%	11,233	11,068	1.5%
DILUTED	11,334	11,274	0.5%	11,324	11,258	0.6%